Press Release

Capital Automotive REIT Shareholders Approve Merger with Entities Advised by DRA Advisors LLC

MCLEAN, Va., December 14, 2005 — Capital Automotive REIT (Nasdaq: CARS) (the “Company”) today announced that its common shareholders, voting at a special meeting held today, have approved the Agreement and Plan of Merger with Flag Fund V LLC, a Delaware limited liability company, CA Acquisition REIT, a Maryland real estate investment trust, and CALP Merger LP, a Delaware limited partnership, and approved the merger, pursuant to which CA Acquisition REIT, a wholly-owned subsidiary of Flag Fund V LLC, will merge with and into Capital Automotive REIT, with Capital Automotive REIT continuing as the surviving REIT, with all of its common shares owned by Flag Fund V LLC.

The proposed merger with Flag Fund V LLC was announced on September 6, 2005 and is expected to close on or about December 16, 2005, assuming the satisfaction or waiver of the closing conditions set forth in the merger agreement. Under the terms of the merger agreement, holders of Capital Automotive REIT’s common shares will receive $38.75 in cash, without interest, for each common share held.

About Capital Automotive

Capital Automotive, headquartered in McLean, Virginia, is a self-administered, self-managed real estate investment trust. The Company’s primary strategy is to acquire real property and improvements used by operators of multi-site, multi-franchised automotive dealerships and related businesses. Additional information on Capital Automotive is available on the Company’s website at http://www.capitalautomotive.com.

Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements within the meaning of the federal securities laws. Although the Company believes that the expectations reflected in the forward-looking statements are based upon reasonable assumptions, the forward-looking statements contained in this press release are subject to risks and uncertainties, including, but not limited to, risks that the proposed Merger will not be consummated on the terms disclosed in the merger agreement, or at all; risks resulting from the potential adverse effect on the Company’s business and operations of the covenants the Company made in the merger agreement; risks resulting from the decrease in the amount of time and attention that management can devote to the Company’s business while also devoting its attention to completing the proposed merger; risks associated with the increases in operating costs resulting from the additional expenses the Company has incurred and will continue to incur relating to the proposed merger; risks that the Company’s tenants will not pay rent; risks related to the mortgage loans in the Company’s portfolio, such as the risk that borrowers will not pay the principal or interest or otherwise default, the level of interest income generated by the mortgage loans, the market value of the mortgage loans and of the properties securing the loans, and provisions of federal, state and local law that may delay or limit the Company’s ability to enforce its rights against a borrower or guarantor in the event of a default under a loan; risks related to the Company’s reliance on a small number of dealer groups for a significant portion of its revenue; risks of financing, such as increases in interest rates, the Company’s ability to meet existing financial covenants and to consummate planned and additional financings on terms that are acceptable to the Company; risks that its growth will be limited if the Company cannot obtain additional capital or refinance its maturing debt; risks that planned and additional real estate investments may not be consummated; risks that competition for future real estate investments could result in less favorable terms for the Company; risks relating to the automotive industry, such as the ability of the Company’s tenants to compete effectively in the automotive retail industry or operate profitably and the ability of its tenants to perform their lease obligations as a result of changes in any manufacturer’s production, supply, vehicle financing, incentives, warranty programs, marketing or other practices or changes in the economy generally; risks generally incident to the ownership of real property, including adverse changes in economic conditions, changes in the investment climate for real estate, changes in real estate taxes and other operating expenses, adverse changes in governmental rules and fiscal policies and the relative illiquidity of real estate; risks related to the Company’s financing of new construction and improvements; environmental and other risks associated with the acquisition and leasing of automotive properties; risks related to the Company’s status as a REIT for federal income tax purposes, such as the existence of complex regulations relating to its status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT; risks associated with the pending lawsuit against the Company and its trust managers relating to the proposed merger and with any other lawsuits that may arise out of the proposed merger; and those risks detailed from time to time in the Company’s SEC reports and other filings, including its Form 8-K/A filed on March 11, 2005, its annual report on Form 10-K and its quarterly reports on Form 10-Q.

Contact Information
David S. Kay
Senior Vice President, Chief Financial Officer and Treasurer
Capital Automotive REIT
703.394.1302